Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-221372, 333-212195, 333-273922 and 333-289626) on Form S-8 of Sensus Healthcare, Inc. of our report dated March 5, 2025, with respect to the consolidated balance sheet of Sensus Healthcare, Inc. and Subsidiaries as of December 31, 2024, the related consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2024, and the related notes, which report appears in the year ended December 31, 2025 annual report on Form 10-K of Sensus Healthcare, Inc.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in presentation regarding the improvements to income tax disclosures described in Notes 1 and 10 (adoption of ASU No. 2023-09) and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments were appropriate and have been properly applied. These adjustments were audited by the successor auditor.

/s/ Berkowitz Pollack Brant Advisors + CPAs

PCAOB ID Number: 52

Miami, Florida

March 4, 2026